Exhibit 19.1
POSTAL REALTY TRUST, INC.

INSIDER TRADING POLICY

PURPOSE

This Insider Trading Policy (this “Policy”) describes the standards of Postal Realty Trust, Inc. and its subsidiaries (together, the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of material nonpublic information.

PERSONS SUBJECT TO THE POLICY

This Policy applies to (i) all directors, officers and employees of the Company and (ii) their respective family members, other members of their respective households and entities controlled by any person covered by this Policy. In addition, this Policy also applies to the Company itself. The Company may also determine, from time to time, that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

As used in this Policy, “person” means a natural person or an entity.

TRANSACTIONS SUBJECT TO THE POLICY

As described below, this Policy applies to all trading or other transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including common stock, options and any other securities that the Company may issue, such as partnership units, preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any Company Securities, whether or not issued by the Company.

GENERAL PRINCIPLE

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company Securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic” (as defined under Part I, Section 2 below). The prohibitions would apply to any director, officer or employee who buys or sells Company Securities on the basis of material nonpublic information that he or she obtained about the Company, its tenants, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I

1. No Trading or Causing Trading While in Possession of Material Nonpublic Information

(a)No person covered by this Policy who knows of any material nonpublic information about the Company may:

•purchase or sell, or offer to purchase or sell, any Company Security, while in possession of material nonpublic information about the Company;

•communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization;

•purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. It is also prohibited to communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization; or

•assist anyone engaged in the above activities.

(b) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic, unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).

(c) All persons covered by this Policy must “pre-clear” all trading in of the Company Securities in accordance with the procedures set forth in Part II, Section 3 below.

2. Definitions

(a) “Material”. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information, whether positive or negative, is generally regarded as “material” if its public dissemination is likely to affect the market price of securities, or it is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i) significant changes in the Company’s prospects or the prospects of its tenant(s);
(ii) significant write-downs in assets or increases in reserves;
(iii) developments regarding significant litigation or government agency investigations;
(iv) liquidity problems;
(v) changes in earnings estimates or unusual gains or losses in major operations;
(vi) major changes in the Company’s management or the board of directors (the “Board”);
(vii) changes in dividends;
(viii) extraordinary borrowings;
(ix) major changes in accounting methods or policies;
(x) award or loss of a significant contract;

(xi) cybersecurity risks and incidents, including vulnerabilities and breaches;
(xii) changes in debt ratings;
(xiii) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
(xiv) offerings of Company Securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or entry into a new contract, the point at which negotiations are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either (a) consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or (b) assume that the information is material.

(b) “Nonpublic”. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally (such as newswire services, widely-available television programs, newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission), and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the open of market on the first (1st) trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i) information available to a select group of analysts or brokers or institutional investors;
(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally until the open of market on the first (1st) trading day after the announcement).

As with questions of materiality, if you are not sure whether information is considered public, you should either (a) consult with the Compliance Officer or (b) assume that the information is nonpublic and treat it as confidential.

(c) “Compliance Officer”. The Company has appointed the Senior Vice President, Corporate Counsel as the Compliance Officer for this Policy. Another employee designated by the

Compliance Officer may also carry out the duties of the Compliance Officer. The duties of the Compliance Officer include, but are not limited to, the following:

(i) assisting with implementation and enforcement of this Policy;
(ii) circulating this Policy to all persons subject to this Policy and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
(iii) pre-clearing all trading in Company Securities in accordance with the procedures set forth in Part II, Section 3 below;
(iv) providing approval or waiver, as applicable, of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below; and
(v) providing a reporting system with an effective whistleblower protection mechanism.

4. Exceptions

The trading restrictions of this Policy do not apply to the following:

(a) 401(k) Plan. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan, if applicable. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.

(b) Options. Exercising stock options granted under the Company’s equity incentive plan for cash or the delivery of Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

(c) Employee Stock Purchase Plan. Purchases of Company Securities in the Company’s employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

(d) Restricted Stock. Vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

5. Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b) Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

6. Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer.

PART II

1. Blackout Periods

All persons covered by this Policy are prohibited from trading in the Company Securities during blackout periods as defined below.

(a) Quarterly Blackout Periods. Trading in the Company Securities is prohibited during the period (i) beginning at the close of the market on the date that is two calendar weeks before the end of each fiscal quarter and (ii) ending at the open of the market on the first (1st) trading day following the date the Company’s financial results are publicly disclosed on a Form 10-Q or Form 10-K filed with the SEC. During these periods, persons covered by this Policy are presumed to possess material nonpublic information about the Company’s financial results.

(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or entry into new material agreements contracts) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which persons covered by this Policy are prohibited from trading in the Company Securities . If the Company imposes a special blackout period, it will notify persons covered by this Policy.

(c) Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Exchange Act”) (an “Approved 10b5-1 Plan”) that:

(i) has been reviewed and approved at least two weeks in advance of the proposed adoption date by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least two weeks in advance of effectiveness);
(ii) includes a mandatory cooling-off period of 30 days (or in the case of trading by a director or officer, the later of (A) 90 days following plan adoption or modification or (B) two business days following the public disclosure of the Company’s financial results on a Form 10-Q or Form 10-K; the required cooling-off period need not exceed 120 days) after adoption (or modification), before any trade can occur;
(iii) was entered into in good faith by the seller at a time when such seller was not in possession of material nonpublic information about the Company;
(iv) (A) specifies the amount, the price and the date on which securities are to be purchased or sold, (B) includes a written formula, algorithm, or computer program, for determining the amount, price and date for each sale or purchase and (C) does not permit the employee to exercise any subsequent influence over how, when or whether to effect purchases or sales; and
(v) complies with all other requirements under Rule 10b5-1 of the Exchange Act.

2. Trading Window

All persons covered by this Policy are permitted to trade in the Company Securities when no blackout period is in effect. Generally, this means that they can trade during the period beginning at the open of the market on the first (1st) trading day following the date the Company’s financial results are publicly disclosed on a Form 10-Q or Form 10-K filed with the SEC and ending immediately prior to the close of the market on the date that is two calendar weeks before the end of each fiscal quarter. However, even during this trading window, any person who is in possession of any material nonpublic information should not trade in the Company Securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3. Pre-clearance of Securities Transactions

(a) Because persons covered by this Policy are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company Securities.

(b) Subject to the exemption in subsection (d) below, no person covered by this Policy may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, charitable contribution, pledge or loan of) any Company Security at any time without first obtaining prior approval from the Compliance Officer.

(c) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the seller should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

4. Company Securities Repurchases

Securities law restrictions apply to Company repurchases of its securities. Accordingly:

(a) Company open market repurchases of common stock will be made under the Board’s authorization and in consideration of Rule 10b-18 under the Exchange Act.

(b) Company open market repurchases of securities other than common stock will be made only with a pre-clearance, under a Rule 10b5-1 Plan, upon maturity or pursuant to a mandatory redemption. Depending on the facts and circumstances, the Company may determine to apply the Blackout Periods to Company public debt or other security repurchases.

(c) Company security repurchases by other means (e.g., by privately negotiated transaction, tender offer, redemptions of a debt series prior to maturity, through a debtholder consent solicitation, or otherwise) will be handled on a case-by-case basis in consultation with the principal legal officer and/or other Company legal counsel.

5. Prohibited Transactions

(a) Directors and executive officers of the Company are prohibited from trading in the Company Securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b) All persons covered by this Policy are prohibited from engaging in the following transactions in the Company Securities:

(i) Short-term trading. Sell any Company Securities of the same class for at least six months after the purchase;
(ii) Short sales. Sell any Company Securities short;
(iii) Options trading. Buy or sell puts or calls or other derivative securities on any Company Securities;

(iv) Trading on margin or pledging. Hold any Company Securities in a margin account or pledge any Company Securities as collateral for a loan; and
(v) Hedging. Enter into hedging or monetization transactions or similar arrangements with respect to any Company Securities.

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6. Acknowledgment and Certification

All persons covered by this Policy are required to sign the acknowledgment and certification below.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

__________________________________
(Signature)

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(Please print name)

Date: _____________________________